Exhibit 10.27

     SEVENTH AMENDMENT TO CONSULTING SERVICES AGREEMENT


     This Agreement, made and entered into and effective as of the 27th day of October, 1997 (the "Effective Date"), by and among John A. Urquhart, whose address is 111 Beach Road, Fairfield, Connecticut 06430 ("Consultant"), Enron Corp., a Delaware corporation ("Enron" or "Company"), and Enron Power Corp., a Delaware corporation ("EPC"), is an amendment to that certain Consulting Services Agreement entered into among the parties and effective as of the first day of August, 1991.

     WHEREAS, the parties desire to amend the Consulting
Services Agreement;

     NOW, THEREFORE, in consideration of the Consultant's continued engagement with Company and of the covenants contained herein, the parties agree as follows:

     1.   The parties agree that the Term of the Consulting
Services Agreement is extended through December 31, 1998.
Upon mutual consent of both parties, the Term may be extended for a period of twelve (12) months beyond December
31, 1998.

     2.   Effective January 1, 1998, section C. of Paragraph
(2) is hereby deleted and the following inserted in its place:

          "C.  Consultant agrees to provide up to ninety
          (90) days consulting services under this Agreement; the intent is for Consultant to devote approximately 35% - 40% of his time and effort ("Consulting Time") to performing consulting services hereunder. The particular amount of time Consultant may spend in fulfilling his obligations under this Agreement may vary from day to day or week to week. Consultant shall use Consultant's best efforts to be prepared and available at such times requested by the Clients. If requested by the Clients in writing, and acceptable to Consultant, Consultant shall perform consulting services in excess of such Consulting Time.

     3.   Effective October 14, 1997, section ii. of
Paragraph (3)A. of the Consulting Services Agreement is deleted and the following is inserted in its place:

          "ii. For the period beginning January 1, 1998 and ending December 31, 1998, Consultant shall be paid a fee of Thirty-Three Thousand Seventy-Five Dollars ($33,075.00) per month (the "Fee"). If or when the number of days in the twelve month period for which Consultant provides consulting services thereunder exceeds the Consulting Time, then Consultant shall be paid a daily rate of Four thousand Four Hundred Ten Dollars ($4,410.00; "Additional Remuneration"); provided however, for the period from January 1, 1998 and ending December 31, 1998, such daily Additional Remuneration shall be paid to Consultant if or when the number of such days exceeds ninety (90) days."

     4.   The last sentence of Paragraph 3 of section (3)E.
of the Consulting Services Agreement is deleted and the following inserted in its place:

          "This grant shall not be exercisable after December 31, 1999."

     This Agreement is the seventh amendment to the Consulting Services Agreement as previously amended, and the parties agree that all other terms, conditions and stipulations contained in said Consulting Services Agreement and the previous amendments thereto shall remain in full force and effect and without any change or modification, except as provided herein.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                              JOHN A. URQUHART


                              /s/ JOHN A. URQUHART




ENRON CORP.                        ENRON POWER CORP.


/s/ PHILIP J. BAZELIDES            /s/ PEGGY B. MENCHACA
Title: Vice President              Title: Vice President &
Compensation and Benefits                Secretary